Exhibit 99.2

Wells Real Estate Fund XIV, L.P. Fact Sheet	XIV

DATA AS OF DECEMBER 31, 2011

PORTFOLIO SUMMARY
PROPERTIES OWNED	% LEASED AS OF 12/31/2011	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Siemens - Orlando	100%	53%	10/30/2003	$11,799,059	N/A	N/A	N/A
Randstad - Atlanta	SOLD	53%	12/19/2003	$6,556,365	4/24/2007	$9,250,000	$4,739,100
7500 Setzler Parkway	SOLD	53%	3/26/2004	$7,040,475	1/31/2007	$8,950,000	$4,597,063
150 Apollo Drive	SOLD	100%	5/16/2005	$12,339,064	7/21/2011	$9,875,000	$9,566,058
3675 Kennesaw 75	100%	100%	1/31/2006	$3,403,674	N/A	N/A	N/A
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the up-front sales charge or capital expenditures, depreciation/amortization or impairments incurred over our ownership period, as applicable.
FUND FEATURES

OFFERING DATES	May 2003 - April 2005
PRICE PER UNIT	$10
STRUCTURE	Cash-Preferred - Cash available for distribution up to 10% Preferred Tax-Preferred - Net loss until capital account reaches zero + No Operating Distributions
STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred - 73% Tax-Preferred - 27%
AMOUNT RAISED	$34,741,238
Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.
The financial information presented is preliminary and subject to change, pending the filing of the Partnership's Form 10-K for the year ended December 31, 2011. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors' realized results at the close of the Fund.
Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.
Portfolio Overview
Wells Fund XIV is in the positioning-for-sale phase of its life cycle, with three assets having been sold. While our focus on the two remaining assets will be on leasing and marketing efforts that we believe will ultimately result in better disposition prices for our investors, we will evaluate offers to purchase the properties as-is.
We are currently under contract to sell the 3675 Kennesaw 75 property. We expect this transaction to close in the first quarter of 2012; however, there are no assurances regarding when or if this sale will be completed. World Electric Supply (WES), the sole tenant at the property, leases 100% of the building through October 2012. WES vacated the building in early December 2010 and filed suit alleging that a proper termination option notice was exercised to terminate the lease effective November 30, 2010. We received a favorable summary judgment ruling that the termination option notification was invalid and that the lease is enforceable through the October 2012 expiration. WES filed an appeal of the ruling on October 7, 2011.
Fourth quarter 2011 operating distributions to the Cash-Preferred unit holders were reserved (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions may remain reserved in the near-term to fund expected re-leasing costs at the Siemens - Orlando building and the 3675 Kennesaw 75 property (if the disposition does not close ). The General Partners have announced the next planned distribution of net sale proceeds in May 2012 of approximately $7,000,000 from the sales of the Randstad−Atlanta building and 150 Apollo Drive.
The Cumulative Performance Summary, which provides a high-level overview of the Fund's overall performance to date, is on the reverse.
Continued on reverse

Wells Real Estate Fund XIV, L.P. Fact Sheet	XIV

DATA AS OF DECEMBER 31, 2011

Property Summary

•	The Siemens - Orlando building is 100% leased to three tenants, and the major lease to Siemens extends through February 2012. We are actively marketing the space for lease.

•
The Randstad - Atlanta building was sold on April 24, 2007, and net sale proceeds of $4,739,100 were allocated to the Fund. In November 2007, $4,692,937 was included in the net sale proceeds distribution. The remaining proceeds are expected to be distributed in May 2012.

•
7500 Setzler Parkway was sold on January 31, 2007, and net sale proceeds of $4,597,063 were allocated to the Fund. Net sale proceeds of $4,590,000 were distributed in August 2007. The remaining proceeds were included in the net sale proceeds distribution in November 2007.

•
150 Apollo Drive was sold on July 21, 2011, and net sale proceeds of $9,566,058 were allocated to the Fund. Of that amount, $6,953,837 is expected to be distributed in May 2012, and the balance is being reserved at this time to cover anticipated capital at our remaining assets.

•
3675 Kennesaw 75 is located in Kennesaw, Georgia, a suburb of Atlanta. This asset is 100% leased to World Electric Supply through October 2012. World Electric Supply vacated the building in July 2010 and will not renew the lease at expiration. We are currently under contract to sell the 3675 Kennesaw 75 property. We expect this transaction to close in the first quarter of 2012; however, there are no assurances regarding when or if this sale will be completed.

For a more detailed quarterly financial report, please refer to Fund XIV's most recent 10-Q filing, which can be found on the Wells website at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses(1 & 2)	Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/11(3)
Per "Cash-Preferred" Unit	$10	$3.16	N/A	$2.07	$5.26
Per "Tax-Preferred" Unit	$10	$0.00	$1.77	$3.72	$5.01

(1)
These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)
This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/31/2012 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2011	Reserved	Reserved	Reserved	Reserved	0.00%
2010	Reserved	Reserved	Reserved	Reserved	0.00%
2009	Reserved	Reserved	Reserved	Reserved	0.00%
2008	7.50%	4.00%	Reserved	Reserved	2.88%
2007	7.75%	6.75%	7.50%	7.50%	7.38%
2006	8.25%	8.25%	8.25%	8.25%	8.25%
2005	5.00%	5.75%	7.50%	7.50%	6.44%
2004	6.75%	6.75%	4.75%	5.25%	5.88%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2010	2009	2008	2007	2006	2005
7.43%	5.94%	5.92%	-18.90%**	7.34%	5.14%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.WellsREF.com • 800-557-4830

LPMPFSI1201-0057-14
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